Exhibit 99(a)

[PITTSTON LOGO]                    The Pittston Company
                                   1000 Virginia Center Parkway
PRESS RELEASE                      P. O. Box 4229
                                   Glen Allen, VA 23058-4229
                                   Tel 804.553.3600
                                   Fax 804.553.3760

Contact:                           IMMEDIATE RELEASE
Investor Relations
804.553.3708

 Pittston BAX Group Revises Information Technology Initiatives
                 and Announces Financial Impact

     Richmond, VA - September 15, 1998 - The Pittston Company said today that its subsidiary, BAX Global Inc., is completing its review of BAX Global's information technology (IT) initiatives and of its organizational structure. As a result, and in order to reflect the effects of continued uncertainty in international markets, the Pittston BAX Group expects to expense certain previously capitalized IT costs and to record expenses, primarily related to the collectibility of trade receivables, at a level higher than otherwise would have been reported during the third quarter ending September 30, 1998. It is currently estimated that such costs and expenses will total up to $35 million on a before-tax basis.

     C. Robert Campbell, who recently joined BAX Global as President and Chief Executive Officer, said, "We are realigning our organization to provide improved customer service and to enhance prospects to grow the company. These efforts have included a thorough reexamination of our IT strategy to better align our current and planned IT initiatives with our expected needs. As a result, certain IT projects have been terminated or redefined. Accordingly, costs of such projects, which were previously capitalized, will now be charged against income during the current quarter. Furthermore, we expect that IT cash outlays for substantial improvements to information systems, usual recurring capital costs and spending for Year 2000 compliance initiatives through 1999 will be reduced to approximately $100 million."

     In addition, due to recent deepening economic difficulties in foreign markets, particularly in Asia and Latin America, and an examination of customer accounts, BAX Global will increase its provisions for bad debt expense in the current quarter. These increased provisions are included in the estimate of additional current quarter costs and expenses above.

     Mr. Campbell commented, "We believe that we are beginning to see signs of progress. We are particularly pleased with the early success of new products introduced into the U. S. market in July. Initiatives to improve customer service and margins are also moving along nicely. Looking ahead, we are optimistic that these and other actions will return BAX Global's performance to a level of which we can be proud."

     This release contains forward-looking information. Statements regarding projected spending and expenses, expected performance and progress, customer service and margin improvements and the expected benefit of information technology initiatives involve forward-looking information which is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those which are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of the Pittston BAX Group and The Pittston Company, include, but are not limited to, overall economic and business conditions, new government regulations and/or legislative initiatives, levels of volume, revenue, costs or expenses, competition, changes in the scope of improvements to information systems and Year 2000 initiatives, the continued success of new products, delays or problems in the implementation of Year 2000 initiatives by the Pittston BAX Group or its suppliers and customers, and delays or problems in the design and implementation of improvements to information systems.

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     Pittston BAX Group Common Stock (NYSE-PZX), Pittston Brink's
Group Common Stock (NYSE-PZB) and Pittston Minerals Group Common Stock (NYSE-PZM) represent the three classes of common stock of The Pittston Company, a diversified company with interests in global freight transportation and logistics management services through BAX Global Inc. (Pittston BAX Group), security services through Brink's, Incorporated and Brink's Home Security, Inc. (Pittston Brink's Group), and in mining and minerals exploration through Pittston Coal Company and Pittston Minerals Ventures (Pittston Minerals Group).